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                                                                   EXHIBIT 23.4

                         CONSENT OF FINANCIAL ADVISOR

  We hereby consent to the inclusion of the Opinion of HAS Associates, Inc. as an Annex to the Proxy Statement-Prospectus filed as part of the Form S-4 Registration Statement (Registration No. 33-63443) of Community Bankshares, Inc. and to the references to HAS Associates, Inc. as financial advisor to Centerpoint Bank in the text of the Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993 or the rules and regulations of the Securities and Exchange Commission.

HAS Associates, Inc.

By: _____________________

  /s/ Harry A. Schibanoff

November 22, 1995